Exhibit 10.2

Schedules and Exhibits

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (this “Agreement”) is entered into as of February 27, 2026 (the “Effective Date”), by and among (i) Off The Hook YS, Inc., a Nevada corporation (“Buyer” or “OTH”), (ii) the parties listed on Schedule N attached hereto (each a “Seller” and collectively, “Sellers”), and (iii) Joshua Roberts (“Roberts”), solely in his capacity as the holder of one hundred percent (100%) of the shares of capital stock of Specialized Mechanical Services, Inc., a North Carolina corporation (“SMS NC”) (the “SMS NC Shares”), and solely for purposes of effecting the SMS NC Stock Transfer and fulfilling the obligations expressly applicable to Roberts under this Agreement, and (iv) Bellhart Marine Group, LLC, a North Carolina limited liability company, Bellhart Marine Services, LLC, a North Carolina limited liability company, Specialized Mechanical Services, LLC, a South Carolina limited liability company (each a “Company” and collectively, the “Companies”). Buyer and Sellers, the Companies, and Roberts sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers collectively own, or will acquire prior to Closing, one hundred percent (100%) of the issued and outstanding Equity Interests of each of the following limited liability companies (collectively, the “Companies”):

Bellhart Marine Group, LLC, a North Carolina limited liability company;

Bellhart Marine Services, LLC, a North Carolina limited liability company; and

Specialized Mechanical Services, LLC, a South Carolina limited liability company;

WHEREAS, the Companies collectively engage in a marine sales and service, boat dealership business, including dealer and manufacturer relationships, inventory, equipment, intellectual property, contracts, customer and vendor relationships, goodwill, trade names, phone numbers, and related systems and data (the “Business”);

WHEREAS, Joshua Roberts (“Roberts”) is the sole legal and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock of Specialized Mechanical Services, Inc., a North Carolina corporation (“SMS NC”) (the “SMS NC Shares”);

WHEREAS, the Parties desire that (i) prior to Closing, Roberts shall transfer the SMS NC Shares to Specialized Mechanical Services, LLC, a South Carolina limited liability company (“SMS SC”), and/or one or more Sellers, and (ii) at Closing, SMS SC and/or such Seller(s) shall transfer the SMS NC Shares to Buyer, in each case in accordance with this Agreement (the “SMS NC Stock Transfer”);”

1

WHEREAS, the Parties acknowledge and agree that (a) SMS NC is not owned by Sellers as of the date hereof, (b) Sellers shall have no obligation to convey, and shall make no representation or warranty with respect to, title to the SMS NC Shares unless and until such SMS NC Shares have been transferred to SMS SC and/or one or more Sellers prior to Closing in accordance with this Agreement, (c) immediately prior to Closing, SMS SC and/or one or more Sellers shall be the sole legal and beneficial owner(s) of the SMS NC Shares, free and clear of all Liens (other than Liens expressly permitted by this Agreement), and (d) at Closing, the SMS NC Shares shall be transferred to Buyer as part of the Purchased Interests, free and clear of all Liens, together with all rights, privileges, and appurtenances thereto;

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of Sellers’ respective right, title, and interest in and to the Purchased Interests, including (i) one hundred percent (100%) of the Equity Interests of the Companies and (ii) the SMS NC Shares, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties acknowledge that SMS NC has historically held certain dealer and manufacturer relationships (including Volvo Penta), and that the SMS NC Stock Transfer and the transactions contemplated hereby are intended to preserve continuity of such relationships for the benefit of the Business following Closing;

WHEREAS, the Parties desire that this Agreement constitute a binding and definitive agreement with respect to the transactions contemplated hereby, with Closing targeted to occur thirty (30) days after the Effective Date, subject to the terms and conditions set forth herein, including completion of due diligence and audits;

WHEREAS, a substantial portion of the Purchase Price is being paid in consideration of the transfer of the goodwill of the Companies, including their customer relationships, confidential information, trade name, and ongoing business operations; and

WHEREAS, as a material inducement to Buyer to enter into this Agreement and pay the Purchase Price, the Sellers and the Applicable Parties have agreed to the restrictive covenants set forth in Article IX, which are intended to protect the goodwill and other legitimate business interests being acquired by Buyer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS; PURCHASE AND SALE

1.01 Definitions. Capitalized terms used herein have the meanings set forth below or elsewhere in this Agreement.

(a) “Company” means each of the Companies individually.

(b) “Companies” means all of the Companies collectively.

(c) “Business” means the marine sales and service, boat dealership, parts, warranty, repair, and related operations conducted by the Companies, including without limitation dealer and manufacturer relationships (including Volvo Penta), inventory, equipment, intellectual property, contracts, customer and vendor relationships, goodwill, trade names, phone numbers, and related systems and data.

2

(d) “Equity Interests” means, with respect to any Person, (i) in the case of a limited liability company, all membership interests, limited liability company interests, units, and other equity or ownership interests of any nature in such limited liability company (including any capital interests and profit interests), and (ii) in the case of a corporation, all shares of capital stock (whether common or preferred) and any other equity securities of such corporation, in each case together with any and all rights, privileges, and appurtenances associated therewith.

(e) “Purchased Interests” means (i) all of Sellers’ right, title, and interest in and to one hundred percent (100%) of the Equity Interests of each Company and (ii) all of Sellers’ right, title, and interest in and to one hundred percent (100%) of the SMS NC Shares, in each case as owned by Sellers as of Closing, together with all rights and benefits associated therewith.

(f) “Purchase Price” has the meaning set forth in Section 1.03.

(g) “Assumed Debt” means the indebtedness, if any, secured by or relating to the Included Assets that Buyer agrees to assume at Closing, as set forth on Schedule D.

(h) “Included Assets” means the assets and intangible property of the Companies intended to be included in the transaction as set forth in Section 1.06.

(i) “Due Diligence Period” means the thirty (30) day period commencing upon the first business day following execution of this Agreement or such other start date as the Parties agree in writing.

(j) “SMS Payable” means the outstanding balance of approximately US $180,000 owed to Joshua Roberts for monies due under the SMS APA. This obligation shall be included in the Assumed Debt that Buyer agrees to assume at closing.

(k) “Closing” and “Closing Date” have the meanings set forth in Article II.

(l) “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

(m) “Seller” or “Sellers” means the Members listed on Schedule N, each of whom is selling to Buyer such Seller’s Equity Interests in the Companies pursuant to this Agreement, and, solely to the extent the SMS NC Shares have been transferred to such Person prior to Closing in accordance with this Agreement, such Seller’s right, title, and interest in the SMS NC Shares as of Closing.

(n) “Applicable Parties” means each Seller who, as of immediately prior to Closing, owns more than ten percent (10%) of the Equity Interests of any of the Companies, and each of such Seller’s Affiliates.

(o) “Schedules and Exhibits” means the Schedules and Exhibits attached to this Agreement as Schedules A-O and the Exhibits attached to this Agreement, each of which is incorporated herein by this reference.

3

(p) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and any successor statute thereto, in each case as in effect from time to time.

(q) “Liens” means any lien, pledge, security interest, encumbrance, claim, mortgage, charge, restriction, or other adverse rights or interest of any kind.

(r) “SMS SC” means Specialized Mechanical Services, LLC, a South Carolina limited liability company.

(s) “SMS NC” means Specialized Mechanical Services, Inc., a North Carolina corporation.

(t) “SMS APA” means that certain Asset Purchase Agreement dated September 30, 2024, by and between SMS NC and SMS SC.

(u) “SMS Vehicles” means the vehicles described in Section 3(a)(i) through (viii) of the SMS

APA.

(v) “Roberts” means Joshua Roberts, solely in his capacity as the holder of the SMS NC Shares and solely for purposes of effecting the SMS NC Stock Transfer and fulfilling the obligations expressly applicable to him under this Agreement.

(w) “Roberts Estoppel” means an estoppel certificate executed by Joshua Roberts, in form and substance reasonably satisfactory to Buyer, confirming that (i) the SMS APA is valid, binding, and in full force and effect; (ii) the outstanding principal balance, accrued interest, and any other amounts due and owing under the SMS APA as of a specified date; (iii) no default or event of default exists under the SMS APA (or, if any exists, describing the same in reasonable detail); (iv) no notice of default has been delivered and no cure period is running; (v) no offsets, defenses, counterclaims, or other claims are asserted against SMS SC under or relating to the SMS APA; and (vi) to the extent applicable, Joshua Roberts acknowledges and does not object to the transactions contemplated by this Agreement.

(x) “SMS NC Shares” means one hundred percent (100%) of the issued and outstanding shares of capital stock of Specialized Mechanical Services, Inc., a North Carolina corporation, as of the Closing Date, together with all rights, privileges, and appurtenances thereto.

(y) “SMS NC Stock Transfer” means (i) the transfer of record and beneficial ownership of one hundred percent (100%) of the SMS NC Shares from Roberts to SMS SC and/or one or more Sellers prior to Closing, and (ii) the transfer of record and beneficial ownership of one hundred percent (100%) of the SMS NC Shares from SMS SC and/or such Seller(s) to Buyer at Closing, in each case as required pursuant to this Agreement.

(z) “Roberts Stock Transfer Documents” means collectively (i) one or more stock assignment agreements, stock powers, endorsements, affidavits of lost certificates (if applicable), and other instruments of transfer executed by Joshua Roberts transferring the SMS NC Shares, (ii) any required shareholder consents, corporate resolutions, reinstatement documents, and updated stock ledger or corporate records of SMS NC reflecting such transfer, and (iii) such other documentation reasonably requested by Buyer to evidence valid transfer and ownership of the SMS NC Shares free and clear of all Liens.

4

(aa) “Members” means, with respect to any Company, the Persons who are members of such Company immediately prior to Closing.

(bb) “Managers” means, with respect to any Company, the Persons serving as managers (or in any similar managing capacity) of such Company immediately prior to Closing.

(cc) “Confidential Information” means all non-public, proprietary, or confidential information of or concerning the Companies, the Business, or the transactions contemplated by this Agreement, whether disclosed before, on, or after the Closing Date, and whether in oral, written, electronic, or other form, including without limitation:

(i) customer lists, customer data, prospective customer information, vendor and supplier information, pricing information, sales data, marketing plans, business strategies, financial statements, projections, budgets, and cost information;

(ii) trade secrets, know-how, technical information, processes, procedures, methods, software, intellectual property, and operational data;

(iii) employee and compensation information;

(iv) information relating to the negotiation, terms, structure, or existence of this Agreement and the transactions contemplated hereby; and

(v) any analyses, compilations, studies, summaries, notes, or other materials derived from or containing such information.

Notwithstanding the foregoing, Confidential Information does not include information that:

(i) is or becomes publicly available other than as a result of a breach of this Agreement;

(ii) is received from a third party not under a duty of confidentiality; or

(iii) was independently developed without use of or reference to Confidential Information.

For the avoidance of doubt, Confidential Information includes information constituting a “trade secret” under applicable law, and the Parties acknowledge that trade secrets shall receive protection for so long as they qualify as trade secrets under applicable law.

(dd) “Fundamental Representations” means, collectively, the representations and warranties set forth in Sections 3.01(a) (Organization; Authority), 3.01(b) (Title to Purchased Interests), 3.01(c) (No Conflicts; Consents), 3.01(i) (Indebtedness; Liens), 3.01(j) (Absence of Undisclosed Liabilities), 3.01(k) (Taxes; Tax Liens; Tax Debt), 3.01(l) (Litigation; Claims; Investigations), 3.02 (No Misstatements; Full Disclosure), and 3.04 (Representations of Roberts), and the covenants in Article VIII (Tax Matters) and Section 1.04 (Payoffs at Closing; Liens; Taxes), in each case as may be modified by the Schedules.

1.02 Purchase and Sale of Purchased Interests. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, assign, and convey to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Purchased Interests, including, without limitation, the SMS NC Shares as owned by Sellers as of Closing, free and clear of all Liens, pledges, security interests, and claims, other than Liens disclosed on Schedule B.

5

1.03 Purchase Price; Consideration. The aggregate purchase price for the Purchased Interests is Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Purchase Price”), payable at Closing as follows:

(a) Cash Consideration. An amount in cash equal to (i) the Purchase Price minus (ii) the Assumed Debt agreed set and forth on Schedule D, by wire transfer in immediately available funds to the account(s) designated in writing by Sellers.

(b) Assumption of Debt. Buyer shall assume (or, if required by the applicable lender, refinance or cause to be refinanced) the Assumed Debt set forth on Schedules A - D, subject to lender consent and documentation. The Parties acknowledge that the Assumed Debt is consideration for the purchase, but is in addition to the $750,000, and not netted out therefrom.

(c) No Other Consideration. Except as expressly set forth in this Section 1.03 (and any separate written agreement addressing the SMS Payable), no other amounts shall be due by Buyer to Sellers in connection with the transactions contemplated hereby.

For the avoidance of doubt, the Purchase Price includes the acquisition of the SMS NC Shares, and no additional consideration shall be payable in connection with the SMS NC Stock Transfer.

1.04 Payoffs at Closing; Liens; Taxes. Other than the Assumed Debt, Sellers shall be solely responsible for satisfying and paying in full all tax liabilities, tax liens, penalties, and interest of the Companies and/or Sellers (including, without limitation, approximately US $450,000.00 in outstanding tax obligations), and for paying off and clearing all other liens affecting the Purchased Interests or the Included Assets, prior to or at Closing, except (i) Assumed Debt, (ii) Liens securing the Assumed Debt and (iii) the SMS Payable. Buyer shall pay off or refinance the Assumed Debt within ten (10) days of Closing.

1.05 Included Assets.

(a) The transaction contemplated hereby is a purchase of the Purchased Interests; however, the Parties acknowledge that, for purposes of diligence and the definitive transaction documentation, the business assets intended to be included (the “Included Assets”) include, without limitation: (i) trucks, vehicles, trailers and related equipment; (ii) cash; (iii) shop tools, equipment, machinery, lifts, and shop improvements (to the extent transferable); (iv) all parts inventory, supplies, consumables, and service-related inventory on hand; (v) customer lists, vendor relationships, goodwill, trade names, phone numbers, and other intangible business assets used in the Business; and (vi) any other tangible personal property used in the operations of the Business, in each case as further described. For the avoidance of doubt, all assets of the Companies are being acquired indirectly through the purchase of the Purchased Interests. The Included Assets concept is for diligence/transition clarity only and does not convert the transaction into an asset sale.

(b) Included Assets Inventory. Within five (5) business days after the Effective Date, Sellers shall deliver to Buyer a true, correct, and complete inventory and schedule of the Included Assets (the “Included Assets Inventory”), itemized in reasonable detail and including, to the extent applicable: (i) all vehicles, trailers, trucks and other titled assets (including VIN/serial numbers);

6

(ii) all machinery, shop equipment, lifts, tools and other material fixed or non-fixed equipment (including serial numbers where available); (iii) all parts, supplies, consumables and other service inventory (with quantities and book value and/or physical count detail); (iv) all intangible assets and rights used in the Business (including trade names, phone numbers, URLs/domains, websites, social media accounts, and material systems and data); and (v) such other categories of property reasonably requested by Buyer for diligence, closing deliverables, lender requirements, or post-Closing transition.

(c) Schedule and Updating. The Included Assets Inventory shall be attached to this Agreement as Schedule O “Included Assets Inventory” and shall be updated by Sellers not less than five (5) business days prior to Closing to reflect changes in the ordinary course of business consistent with this Agreement. The Included Assets Inventory, as so updated, shall be subject to Buyer’s reasonable approval, and for purposes of this Agreement the “Included Assets” shall mean the assets set forth on Schedule O, as updated and approved.

1.06 Excluded Liabilities. Buyer shall not assume any liabilities, debts, obligations, or commitments of Sellers or the Companies of any kind, whether accrued, contingent, absolute, determined, determinable, known, or unknown, other than (a) the Assumed Debt expressly identified on Schedule D and (b) any liabilities expressly agreed in writing by Buyer.

1.07 SMS Payable. Buyer acknowledges the existence of the SMS Payable and agrees that the SMS Payable shall be included in the Assumed Debt that Buyer agrees to assume at closing and addressed under Section 1.04.

ARTICLE II

CLOSING

2.01 Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall occur the first business day that is thirty (30) days after the Effective Date (the “Closing Date”), subject to satisfaction or waiver of the conditions set forth in Article V, including Buyer’s completion of due diligence and audits (financial, inventory and otherwise). The Closing may be conducted remotely by exchange of executed documents and electronic delivery of funds unless the Parties agree otherwise.

2.02 Deliverables by Sellers. At or prior to Closing, Sellers shall deliver, or cause to be delivered, the following (as applicable):

(a) Certificates evidencing the Purchased Interests, free and clear of all Liens, together with executed assignments of the Purchased Interests and any other instruments of transfer reasonably required by Buyer to effect the transfer of the Purchased Interests to Buyer at Closing.

(b) A certificate executed by each Seller confirming (i) such Seller’s authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party, and (ii) that this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

(c) Resignations of the Members and Managers of the limited liability companies, effective as of the Closing Date.

7

(d) A good standing certificate for each of the Companies from the secretary of state or similar Governmental Authority of the jurisdiction in which the Companies are organized and each jurisdiction where the Companies are required to be qualified, registered, or authorized to do business.

(e) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(f) Updated capitalization tables and equity registers for each Company in form prepared by Sellers;

(g) Written consents and/or resolutions of the Companies authorizing the execution and delivery of this Agreement and the Transaction Documents and certifying the authority of the signatory(ies) executing the same on behalf of each Company.

(h) Payoff letters and evidence reasonably satisfactory to Buyer that all indebtedness, Liens, and obligations required to be satisfied pursuant to Section 1.04 have been paid in full or will be paid at Closing, together with customary lien release documentation (including UCC termination statements, as applicable), other than Liens securing the Assumed Debt and the SMS Payable;

(i) Evidence of control/transfer arrangements for Company-owned domains, websites, URLs, phone numbers, email accounts, social media accounts, and any other systems and data used in the Business to the extent transferable on Schedule G;

(j) Such third-party consents, approvals or confirmations as are obtained pursuant to Section 4.05; and

(k) Such other documents as Buyer may request to consummate the transactions contemplated hereby.

(l) SMS Vehicle Documentation. Evidence satisfactory to Buyer that all SMS Vehicles included in this Agreement are duly registered and titled in the name of Specialized Mechanical Services, Inc., a North Carolina corporation, and/or Bellhart Marine Services, LLC, a North Carolina limited liability company. With respect to any SMS Vehicles that are not subject to any lien, security interest, or financing arrangement, Sellers shall deliver to Buyer at Closing the original certificates of title, duly endorsed for transfer, or such other instruments of transfer reasonably acceptable to Buyer. Sellers shall also deliver evidence satisfactory to Buyer that all Liens affecting the SMS Vehicles (other than Liens expressly approved in writing by Buyer) have been or will be released at or prior to Closing, together with customary lien release documentation. At Closing, Sellers shall certify that no SMS Vehicles are titled or registered in the name of any Person other than Specialized Mechanical Services, Inc. or Bellhart Marine Services, LLC.

(m) Joshua Roberts Estoppel. An executed estoppel certificate from Joshua Roberts, in form and substance satisfactory to Buyer (the “Roberts Estoppel”), confirming: (i) the SMS APA is in full force and effect; (ii) the execution, delivery, and performance of the SMS APA have not been modified except as disclosed in writing to Buyer; (iii) the outstanding principal balance, accrued interest, and any other amounts due and owing under the SMS APA as of a stated date; (iv) whether any defaults or events of default exist (and if so, describing them); (v) that no notice of default has been delivered and no cure period is running; (vi) that Roberts has no claims, offsets, or defenses against SMS SC or any other Person under or relating to the SMS APA; and (vii) that Roberts acknowledges and consents to the transfer of the SMS APA assets and related rights as contemplated by this Agreement.

8

(n) Roberts Stock Transfer Documents (Pre-Closing Transfer). The Roberts Stock Transfer Documents duly executed by Roberts effecting the transfer of one hundred percent (100%) of the SMS NC Shares to SMS SC and/or one or more Sellers prior to Closing.

(o) Evidence of Seller Ownership of SMS NC Shares. Evidence satisfactory to Buyer that, prior to Closing, SMS SC and/or one or more Sellers is the sole legal and beneficial owner of one hundred percent (100%) of the SMS NC Shares, including an updated stock ledger of SMS NC reflecting the pre-Closing transfer of the SMS NC Shares from Roberts to SMS SC and/or such Seller(s).

(p) Transfer of SMS NC Shares to Buyer. At Closing, the stock certificate(s) representing the SMS NC Shares or, if the SMS NC Shares are uncertificated, an executed stock assignment and updated stock ledger of SMS NC reflecting Buyer as the sole legal and beneficial owner of one hundred percent (100%) of the SMS NC Shares, together with such corporate resolutions and instruments of transfer as Buyer may reasonably request, transferring the SMS NC Shares to Buyer free and clear of all Liens.

(q) SMS NC Corporate and Transfer Documentation (Seller Deliverables). All corporate resolutions, shareholder consents (other than those executed by Roberts), reinstatement filings, updated stock ledger entries reflecting Buyer’s ownership of the SMS NC Shares as of Closing (or delivered into escrow at Closing for release upon Closing), and other corporate records or documentation of SMS NC and/or SMS SC necessary to evidence completion of the SMS NC Stock Transfer and the valid transfer of the SMS NC Shares to Buyer at Closing, in form and substance reasonably satisfactory to Buyer.

(r) Certificated or Uncertificated Shares. For purposes of this Agreement, the SMS NC Shares may be certificated or uncertificated. At Closing, Sellers shall deliver to Buyer all instruments and evidence of transfer reasonably requested by Buyer to effectuate and evidence the transfer of the SMS NC Shares to Buyer, including (i) the original stock certificate(s) representing the SMS NC Shares together with duly executed stock powers, (ii) if the SMS NC Shares are uncertificated, a duly executed stock assignment and an updated stock ledger of SMS NC reflecting Buyer as the sole legal and beneficial owner of one hundred percent (100%) of the SMS NC Shares, and (iii) such corporate resolutions, consents, and related records as are reasonably necessary to reflect such transfer on the books and records of SMS NC.

2.03 Buyer Deliverables. At Closing, Buyer shall deliver (or cause to be delivered) to Sellers the following:

(a) the Cash Payment, by wire transfer of immediately available funds to the accounts designated in writing by Sellers;

(b) documentation evidencing Buyer’s assumption or refinancing of the Assumed Debt (to the extent applicable), including lender consents and related agreements, in form reasonably satisfactory to the applicable lender and the Parties;

(c) such other instruments and documents as may be reasonably required to consummate the transactions contemplated hereby.

9

2.04 Adjustments to the Purchase Price. The Parties agree that cash or cash equivalents on hand on the Closing Date shall belong to Sellers except for deposits in escrow on sold boats as to which the sales have not closed. Further, all accounts receivable of the Companies not collected as of the Closing Date belong to Sellers. Sellers shall be responsible for payment of all accounts payable of the Companies not paid by the Closing Date but not for any accounts payable arising from transactions occurring on or after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Sellers. Sellers and the Companies, jointly and severally represent and warrant to Buyer as of the Effective Date and as of the Closing Date as follows, except as set forth in the disclosure schedules:

(a) Organization; Authority. Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of formation and has full power and authority to enter into and perform this Agreement.

(b) Title to Purchased Interests. As of the Closing Date, each Seller will own of record and beneficially, and have good and valid title to, all of the Purchased Interests to be conveyed by such Seller at Closing, free and clear of all Liens other than Permitted Liens expressly approved in writing by Buyer, or disclosed herein. At Closing, Sellers shall transfer to Buyer good, valid, and marketable title to the Purchased Interests, free and clear of all Liens other than Permitted Liens expressly approved in writing by Buyer.

Without limiting the foregoing, Sellers represent and warrant that, immediately prior to Closing, SMS SC and/or one or more Sellers shall be the sole legal and beneficial owner(s) of one hundred percent (100%) of the SMS NC Shares, free and clear of all Liens (other than Permitted Liens expressly approved in writing by Buyer), and that at Closing Buyer shall acquire good, valid, and marketable title to the SMS NC Shares, free and clear of all Liens (other than Permitted Liens expressly approved in writing by Buyer).

Notwithstanding the foregoing, Sellers make no representation or warranty in this Section 3.01(b) with respect to the SMS NC Shares prior to the completion of the pre-Closing transfer of the SMS NC Shares contemplated by this Agreement; provided, however, that Sellers shall be responsible for ensuring that such pre-Closing transfer is validly completed in accordance with this Agreement and that the SMS NC Shares are owned by SMS SC and/or one or more Sellers immediately prior to Closing as required herein.

(c) No Conflicts; Consents. The execution, delivery and performance of this Agreement do not violate the Companies’ organizational documents, applicable law, or material contracts, except as disclosed. Required consents for change of control/transfer are listed on Schedule C.

(d) Financial Information. The Companies have provided Buyer with true and complete financial information made available during diligence, subject to customary limitations and the absence of audit unless expressly stated.

(e) Inventory. The Companies own the inventory reflected on its books and records, including (without limitation) new boat inventory, used boats, parts and accessories, shop supplies, and any other service-related inventory on hand, subject to normal obsolescence and used condition. Inventory schedules are listed on Schedule F.

10

(f) Material Contracts; Manufacturer/Brand Agreements. Schedule H lists all material contracts, including all manufacturers, dealer, warranty, and brand agreements and authorizations. Each is valid and in full force and effect, and no notice of termination or default has been received, except as disclosed on Schedule H.

(g) Intellectual Property and Name. The Companies own or have valid rights to use the BELLHART Marine name and derivatives, trademarks, logos, websites, domain names and other intellectual property used in the Business as listed on Schedule G.

(h) Systems and Data. The Companies use business systems and data necessary to operate the Business as listed on Schedule G, and the Companies control such accounts and data or have the right to transfer/transition them in compliance with applicable law and contractual requirements.

(i) Indebtedness; Liens. All indebtedness and Liens of the Companies that will remain outstanding after Closing (including the Assumed Debt, if any) are disclosed on Schedules A - D. All other liens will be paid and released by Sellers as set forth in Section 1.04, except the SMS Payable which is addressed separately.

(j) Absence of Undisclosed Liabilities. Except as set forth on Schedules D and E, the Companies have no liabilities of any kind, whether accrued, contingent, absolute, determined, determinable, known, or unknown, other than liabilities incurred in the ordinary course consistent with past practice since the date of the most recent financials provided to Buyer.

(k) Taxes; Tax Liens; Tax Debt. (a) Each Company has timely filed all material federal, state, local, and foreign tax returns required to be filed and have paid all taxes due and owing. (b) There are no tax liens, assessments, or claims for taxes against the Companies, their assets, or the Equity Interests, except as set forth on Schedules E and I that will be satisfied and paid in full prior to or at Closing, including the tax obligations described in Section 1.04.

(l) Litigation; Claims; Investigations. (a) Except as fully disclosed on Schedule J, there is no action, suit, arbitration, inquiry, or proceeding pending or, to the Companies’ or Sellers’ knowledge, threatened against the Companies, the Business, or Sellers relating to the Business. (b) Schedule J also discloses all claims (written or oral), demand letters, warranty disputes, governmental investigations, administrative proceedings, judgments, consent decrees, settlements, and circumstances that could reasonably be expected to give rise to a claim. (c) Sellers have delivered to Buyer all pleadings, correspondence, and settlement communications in their possession relating to any such matters.

(m) Compliance with Laws; Permits; Violations. To each respective Seller’s knowledge, each Company is in compliance in all material respects with applicable laws, including licensing and permitting requirements, except as disclosed on Schedule M.

(n) SMS APA. SMS SC represents and warrants that (i) it is the purchaser under the SMS APA, (ii) the SMS APA is valid and in full force and effect, (iii) no default exists thereunder, and (iv) all payments required thereunder are current, and (v) except as disclosed, all assets purportedly transferred pursuant to the SMS APA are in the lawful possession of SMS SC. Sellers acknowledge that certain assets, including the SMS Vehicles, have not yet had legal title transferred into SMS SC.

11

3.02 No Misstatements; Full Disclosure. No representation or warranty contained in this Agreement, and no information provided by Sellers or the Companies to Buyer in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading in light of the circumstances in which they were made. Sellers and the Companies acknowledge Buyer is relying on the completeness of disclosure regarding taxes, indebtedness, liens, litigation, and claims.

3.03 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the Effective Date and as of the Closing Date that: (a) Buyer is duly organized and validly existing under the laws of the jurisdiction of its formation; (b) Buyer has full power and authority to enter into and perform this Agreement; (c) this Agreement constitutes a legal, valid and binding obligation of Buyer; and (d) Buyer has sufficient funds to pay the Purchase Price at Closing, subject to the terms of this Agreement.

3.04 Representations of Roberts. Roberts represents and warrants to Buyer, as of the Effective Date and as of the Closing Date, that he is the sole legal and beneficial owner of one hundred percent (100%) of the issued and outstanding SMS NC Shares, free and clear of all Liens, and that he has full legal right, power, and authority to execute and deliver this Agreement and the Roberts Stock Transfer Documents and to consummate the SMS NC Stock Transfer contemplated hereby, and that upon delivery of the Roberts Stock Transfer Documents at Closing, Buyer will acquire good and valid title to the SMS NC Shares, free and clear of all Liens. The SMS NC Shares constitute all issued and outstanding shares of SMS NC and there are no outstanding options, warrants, convertible securities, or other rights to acquire equity in SMS NC.

ARTICLE IV

COVENANTS

4.01 Conduct of Business. From the Effective Date until Closing, Sellers shall cause the Companies to operate the Business in the ordinary course consistent with past practice, preserve relationships with customers and suppliers, maintain inventory and assets, and not, without Buyer’s prior written consent, (a) incur material indebtedness other than in the ordinary course,

(b) grant Liens, (c) make distributions or other transfers of value to equity holders outside the ordinary course, (d) sell or dispose of material assets outside the ordinary course, or (e) amend organizational documents in a manner adverse to Buyer.

4.02 Access; Due Diligence and Audits. Sellers with appropriate prior notice from Buyer shall provide Buyer and its representatives with reasonable access during normal business hours to facilities, personnel, books and records, inventory, floor plan statements, and systems as reasonably necessary to conduct due diligence and audits (financial, inventory and otherwise), subject to customary confidentiality and safety requirements. Notwithstanding the foregoing, without the express written consent of Sellers, Buyer shall not discuss the existence of this Agreement or the terms of the transactions reflected herein with any employee of or consultant to Sellers or to any other third party except Buyer’s legal counsel, accountants, and other third parties on an absolute need to know basis.

12

4.03 Exclusivity. From the Effective Date until the earlier of Closing or termination of this Agreement, Sellers shall not, and shall cause the Companies and their representatives not to, solicit, initiate or enter into discussions with any third party regarding any sale of equity interests or material assets of any Companies or any similar transaction involving the Business, other than the transactions contemplated hereby.

4.04 No Leakage. Except as expressly disclosed on Schedule K or in the ordinary course consistent with past practice, Sellers shall not and shall cause the Companies not to declare or pay dividends, make distributions, pay management fees to related parties, or otherwise transfer value to Sellers or their affiliates prior to Closing.

4.05 Third-Party Consents; Manufacturer/Dealer Continuity. The Parties shall use commercially reasonable efforts to obtain all consents, approvals and confirmations required under material contracts and dealer/manufacturer agreements in connection with the transactions contemplated hereby, including any change-of-control consent. If any such agreement is not assignable or cannot continue after Closing, the Parties shall cooperate in good faith to seek to implement a lawful and commercially reasonable alternative arrangement intended to preserve the economic benefits for Buyer to the greatest extent practicable.

4.06 Transition Assistance. For a period of one-hundred twenty (120) days following Closing (or such other period as the Parties may agree), Sellers shall provide reasonable transition assistance to Buyer to facilitate continuity of operations, including orderly transfer of administrative control of Companies-owned domains, websites, phone numbers, customer/vendor lists, and other business systems and data.

4.07 SMS Vehicle Title Correction. Sellers shall ensure all SMS Vehicles included in this Agreement are duly registered and titled in the name of Specialized Mechanical Services, Inc., a North Carolina corporation, and/or Bellhart Marine Services, LLC, a North Carolina limited liability company. With respect to any SMS Vehicles that are not subject to any lien, security interest, or financing arrangement, Sellers shall deliver to Buyer at Closing the original certificates of title, duly endorsed for transfer, or such other instruments of transfer reasonably acceptable to Buyer. Sellers shall also deliver evidence satisfactory to Buyer that all Liens affecting the SMS Vehicles (other than Liens expressly approved in writing by Buyer) have been or will be released at or prior to Closing, together with customary lien release documentation. At Closing, Sellers shall certify that no SMS Vehicles are titled or registered in the name of any Person other than Specialized Mechanical Services, Inc. or Bellhart Marine Services, LLC.

4.08 Corrective Actions; Asset and Contract Confirmation. From and after the Effective Date through the Closing, SMS SC and Sellers shall take all steps reasonably necessary, and shall cooperate with Joshua Roberts, to prepare, execute, and deliver all documents and take all actions reasonably necessary to (a) effectuate the SMS NC Stock Transfer in accordance with this Agreement, and (b) confirm SMS NC’s good and marketable title to its assets and contract rights, including those relating to any dealer or manufacturer relationships (including Volvo Penta), in each case in form and substance reasonably satisfactory to Buyer.

Sellers shall deliver to Buyer, not later than five (5) business days prior to Closing, evidence of the actions taken pursuant to this Section 4.08 and copies of all material filings and documents related thereto.

13

4.09 Roberts Estoppel Cooperation. From and after the Effective Date through the Closing, SMS SC and Sellers shall use commercially reasonable efforts to obtain and deliver to Buyer the Roberts Estoppel promptly upon request and in any event not later than five (5) business days prior to the Closing Date.

4.10 SMS NC Reinstatement. Prior to Closing, Sellers and SMS SC shall take all steps reasonably necessary to reinstate SMS NC to good standing with the North Carolina Secretary of State and shall maintain SMS NC in good standing through Closing. Sellers shall deliver to Buyer, not later than five (5) business days prior to Closing, evidence reasonably satisfactory to Buyer of such reinstatement and good standing.

4.11 Roberts Pre-Closing Transfer of SMS NC Shares. Roberts shall execute and deliver the Roberts Stock Transfer Documents and shall take all actions necessary to consummate the transfer of one hundred percent (100%) of the SMS NC Shares to SMS SC and/or one or more Sellers no later than five (5) business days prior to Closing.

If the SMS NC Shares are certificated, Roberts shall deliver the original stock certificate(s) representing the SMS NC Shares, together with duly executed stock powers or other instruments of transfer. If the SMS NC Shares are uncertificated, Roberts shall execute a written stock assignment and cause the stock ledger (or other official share register) of SMS NC to be updated to reflect SMS SC and/or such Seller(s) as the sole legal and beneficial owner(s) of one hundred percent (100%) of the SMS NC Shares.

Sellers and SMS SC shall cooperate with Roberts and shall take all actions reasonably requested by Buyer to facilitate such transfer, including board resolutions, shareholder consents, reinstatement filings, stock ledger updates, and other corporate documentation reasonably necessary to evidence completion of such transfer.

4.12 Seller Ownership of SMS NC Shares Prior to Closing. Sellers acknowledge that Roberts is the current owner of the SMS NC Shares. Sellers shall ensure that immediately prior to Closing, SMS SC and/or one or more Sellers is the sole legal and beneficial owner of one hundred percent (100%) of the SMS NC Shares, free and clear of all Liens (other than Liens approved in writing by Buyer). Sellers shall deliver to Buyer, not later than five (5) business days prior to Closing, the Roberts Stock Transfer Documents and such other evidence as Buyer may reasonably request to confirm completion of the pre-Closing transfer of the SMS NC Shares. If the SMS NC Shares are uncertificated, Roberts shall execute a written stock assignment and cause the stock ledger of SMS NC to be updated to reflect the transfer of the SMS NC Shares in accordance with Section 4.11.

4.13 Volvo Penta/OEM Cooperation and Deliverables. From and after the Effective Date through the Closing, Sellers, SMS SC, and Roberts (to the extent applicable) shall cooperate with Buyer in good faith to preserve and maintain the Volvo Relationship and any other material dealer, manufacturer, or OEM relationships of the Business. Without limiting the foregoing, Sellers and SMS SC shall: (a) deliver to Buyer true, complete, and correct copies of all agreements, amendments, and correspondence relating to the Volvo Relationship promptly upon request; (b) use commercially reasonable efforts to obtain any required consents, acknowledgments, or approvals from Volvo Penta or other applicable OEMs in connection with the transactions contemplated by this Agreement; and (c) take such actions as Buyer may reasonably request to facilitate transition or update of dealer account information (including entity name, ownership, and tax identification information) following Closing, provided that Sellers and SMS SC shall not be required to incur material out-of-pocket costs without Buyer’s prior written consent. The obligations under this Section shall survive the Closing to the extent necessary to effectuate the purposes hereof.

14

4.14 Further Assurances; Transfer Perfection. From time to time after the Effective Date and following the Closing, each of Sellers and Roberts shall execute and deliver such additional documents, instruments, assignments, stock powers, certificates, resolutions, consents, and other writings, and shall take such further actions, as Buyer may reasonably request in order to (a) evidence, effectuate, and perfect the transfer of the Purchased Interests and the SMS NC Shares to Buyer, (b) update and correct corporate records and stock ledgers of SMS NC and the Companies to reflect Buyer’s ownership, (c) effectuate and record any required vehicle title transfers, lien releases, UCC terminations, or other filings with the North Carolina Division of Motor Vehicles or any other Governmental Authority, and (d) confirm or preserve the continuation of any dealer, manufacturer, or OEM relationships (including Volvo Penta) contemplated by this Agreement.

The obligations set forth in this Section shall survive the Closing and shall not be limited by the consummation of the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO CLOSING

5.01 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Closing is subject to satisfaction (or waiver by Buyer) of the following conditions:

(a) Due Diligence. Buyer has completed due diligence and audits to its satisfaction in its sole discretion.

(b) Accuracy of Representations; Performance. Sellers’ representations and warranties are true and correct in all material respects, and Sellers have performed all material covenants.

(c) Payoffs; Releases. Buyer has received payoff letters and evidence of arrangements to deliver releases of Liens and UCC terminations for the obligations to be released under Section 1.04.

(d) Consents. Buyer has received the material third-party consents/confirmations identified on Schedule C.

(e) No Material Adverse Effect. No event has occurred that has had or would reasonably be expected to have a material adverse effect on the Companies taken as a whole.

(f) No Termination or Threatened Termination. No termination or threatened termination of any material manufacturer/brand agreement as a result of the transactions contemplated hereby.

(g) Sellers’ Closing Deliverables. Sellers’ Closing Deliverables listed in Section 2.02 shall have been provided to the Buyer.

(h) Approval of Schedules and Exhibits. Buyer has approved in writing all Schedules and Exhibits to this Agreement.

15

(i) Included Assets Inventory. Buyer has received the Included Assets Inventory (Schedule O), including the pre-Closing update and approved the same in writing.

(j) SMS SC Not in Default Under SMS APA. Buyer has received satisfactory evidence that SMS SC is not in default under the SMS APA and that no event exists which would permit rescission or repossession under the SMS APA.

(k) SMS Vehicle Title and Registration. Buyer shall have received evidence reasonably satisfactory to Buyer that all SMS Vehicles included in this Agreement are duly registered and titled in the name of Specialized Mechanical Services, Inc., a North Carolina corporation, and/or Bellhart Marine Services, LLC, a North Carolina limited liability company. With respect to any SMS Vehicles not subject to any lien, security interest, or financing arrangement, Buyer shall have received at Closing the original certificates of title, duly endorsed for transfer, or such other instruments of transfer reasonably acceptable to Buyer. Buyer shall also have received evidence reasonably satisfactory to Buyer that all Liens affecting the SMS Vehicles (other than Liens expressly approved in writing by Buyer) have been or will be released at or prior to Closing. At Closing, Sellers shall certify that no SMS Vehicles are titled or registered in the name of any Person or entity other than Specialized Mechanical Services, Inc. or Bellhart Marine Services, LLC.

(l) SMS APA; Chain of Title; Vehicle Carve-Out. Buyer shall have received evidence reasonably satisfactory to Buyer that (i) the SMS APA is in full force and effect and no default or event of default exists thereunder (other than as disclosed in writing to Buyer), and (ii) except for the SMS Vehicles and any other assets expressly subject to correction and transfer pursuant to Section 4.07, the assets purported to have been transferred to SMS SC under the SMS APA have been validly transferred to SMS SC and SMS SC has good and marketable title thereto, free and clear of all Liens other than Liens expressly approved in writing by Buyer.

(m) Roberts Estoppel. Buyer shall have received the Roberts Estoppel, duly executed and delivered by Joshua Roberts, and the same shall be in form and substance reasonably satisfactory to Buyer.

(n) SMS NC Reinstatement. Buyer shall have received evidence satisfactory to Buyer that SMS NC has been reinstated and is in good standing with the North Carolina Secretary of State.

(o) Roberts Pre-Closing Transfer of SMS NC Shares. Buyer shall have received evidence reasonably satisfactory to Buyer that, prior to Closing, Roberts has executed and delivered the Roberts Stock Transfer Documents and has taken all actions necessary to consummate the transfer of one hundred percent (100%) of the SMS NC Shares to SMS SC and/or one or more Sellers no later than five (5) business days prior to Closing (or such other date approved in writing by Buyer). Sellers and SMS SC shall have cooperated with Roberts and shall have taken all actions reasonably requested by Buyer to facilitate such transfer, including providing reinstatement filings and corporate records to the extent required. Buyer may require that the Roberts Stock Transfer Documents and related original stock instruments be delivered into escrow with the Closing agent to be released only upon Closing.

16

(p) Delivery of SMS NC Shares to Buyer. At Closing, Buyer shall receive the SMS NC Shares (or stock powers and other instruments of transfer sufficient to transfer the SMS NC Shares to Buyer), free and clear of all Liens.

(q) Volvo Penta/OEM Relationship Continuity. Buyer shall have received, and shall be satisfied in its reasonable discretion with, evidence that the Volvo Penta dealer and/or parts purchasing relationship historically conducted through SMS NC and/or the SMS Business (the “Volvo Relationship”) will continue in full force and effect following the Closing without termination, suspension, material restriction, or loss of dealer pricing or purchasing rights as a result of the transactions contemplated by this Agreement. Such evidence may include, as applicable, (i) a copy of the Volvo dealer agreement and all amendments, (ii) written confirmation from Volvo Penta (or its authorized representative) acknowledging the transactions contemplated hereby and confirming continuity of the Volvo Relationship, and/or (iii) evidence that all required OEM consents have been obtained.

(r) SMS NC Title and Transfer Integrity. Buyer shall have received evidence reasonably satisfactory to Buyer that (i) the SMS NC Shares have been duly authorized, validly issued, and are outstanding, (ii) the chain of title to the SMS NC Shares from Joshua Roberts to SMS SC and/or the applicable Seller(s) has been validly completed in accordance with this Agreement, and (iii) Buyer will acquire at Closing good, valid, and marketable title to one hundred percent (100%) of the SMS NC Shares, free and clear of all Liens (other than Liens expressly permitted by this Agreement), together with all rights, privileges, and appurtenances thereto.

5.02 Conditions to Sellers’ Obligations. Sellers’ obligation to consummate the Closing is subject to satisfaction (or waiver by Sellers) of the following conditions:

(a) Accuracy of Buyer Representations. Buyer’s representations and warranties are true and correct in all material respects.

(b) Performance; Deliveries. Buyer has performed all material covenants and delivered the consideration required by Article I and all of Buyer’s deliverables required by Section 2.03.

(c) Financing/Authority. Buyer has taken all necessary corporate or other action to authorize the transactions contemplated hereby and to fund and pay the Purchase Price at Closing.

(d) Approval of Schedules and Exhibits. Buyer has approved in writing all Schedules and Exhibits to this Agreement.

ARTICLE VI

INDEMNIFICATION

6.01 Indemnification by Sellers. Subject to the other terms and conditions of this Article VI, except to the extent specifically disclosed in the schedules in a manner reasonably sufficient to identify the nature and scope of the matter disclosed by Sellers to Buyer (whether in a Schedule hereto or otherwise) each Seller (each, a “Seller Indemnitor”) shall, in proportion to such Seller’s percentage ownership of the Interests sold pursuant to this Agreement, indemnify, defend, and hold harmless Buyer and its Affiliates (including the Companies following Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse the Buyer Indemnitees for, any and all liabilities, obligations, claims, taxes, fines, deficiencies, demands, assessments, losses, damages, costs, and expenses (including reasonable attorneys’ fees and expenses and all court costs and costs of other corrective and remedial actions) (collectively, “Losses”) to the extent arising out of or resulting from: (a) any material inaccuracy in or breach of any material representation or warranty of Sellers contained in this Agreement or any other Transaction Document, or (b) any breach or non-fulfillment of any material covenant, agreement, or obligation of Sellers under this Agreement or any other Transaction Document.

17

Notwithstanding any limitations set forth herein, Sellers shall indemnify, defend, and hold harmless the Buyer Indemnitees from and against any and all Losses arising out of or resulting from:

(i) any failure to consummate the SMS NC Stock Transfer in accordance with this Agreement, including any failure of Roberts, SMS SC, or any Seller to validly transfer the SMS NC Shares prior to or at Closing;

(ii) any defect in, or failure of, good and valid title to the SMS NC Shares, including any failure of Buyer to receive good, valid, and marketable title to one hundred percent (100%) of the SMS NC Shares, free and clear of all Liens (other than Liens expressly permitted by this Agreement);

(iii) any inaccuracy in or breach of the representations, warranties, covenants, or obligations relating to SMS NC, the SMS NC Shares, or the SMS NC Stock Transfer, including those set forth in Article III, Article IV, and Section 2.02;

(iv) any breach or default under the SMS APA or any failure of the transactions contemplated thereby to have been properly completed;

(v) any failure to properly transfer title to the SMS Vehicles;

(vi) any failure to properly reinstate SMS NC or maintain it in good standing through Closing; and

(vii) any failure to preserve or validly transfer any dealer, manufacturer, or OEM relationships (including Volvo Penta) to the extent such failure arises from or relates to SMS NC, the SMS NC Shares, or the SMS NC Stock Transfer.

For the avoidance of doubt, Sellers’ indemnification obligations under this Section 6.01 shall apply regardless of whether any failure or defect described herein arises from the acts or omissions of Roberts or any third party, and Sellers shall be responsible for ensuring the completion and validity of the SMS NC Stock Transfer.

6.02 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Sellers from and against any Losses arising out of or resulting from: (a) any material inaccuracy in or breach of any material representation or warranty of Buyer contained in this Agreement; (b) any breach or non-fulfillment of any covenant or agreement of Buyer contained in this Agreement; and (c) the Assumed Debt (if any) and any liabilities expressly assumed by Buyer pursuant to this Agreement. Notwithstanding anything to the contrary herein, Buyer’s aggregate liability for indemnification under this Section 6.02 shall not exceed the Purchase Price; provided, however, that Buyer shall not have any indemnification liability for (i) Taxes attributable to any Pre-Closing Tax Period, (ii) any Indebtedness or Liens of Sellers or the Companies not constituting Assumed Debt, (iii) any claims arising from Seller’s or the Companies’ breach of this Agreement, or (iv) any Excluded Liabilities.

18

The representations and warranties of Buyer, and Buyer’s indemnification obligations under Section 6.02, shall survive for twenty-four (24) months following the Closing Date (except for claims involving fraud, which shall survive until the expiration of the applicable statute of limitations).

6.03 Survival; Limitations; Basket; Cap. For purposes of this Section 6.03 only, “Basket” means Twenty-Five Thousand Dollars ($25,000) and “Cap” means an amount equal to one hundred percent (100%) of the Purchase Price.

(a) Survival. The representations and warranties of the Parties shall survive Closing for a period of twenty-four (24) months, except (i) the Fundamental Representations and (ii) representations relating to Taxes, which shall survive until the expiration of the applicable statute of limitations, and (iii) claims based on fraud, intentional misrepresentation, or willful concealment, which shall survive indefinitely (or for the maximum period permitted by applicable Law).

(b) Basket (Deductible-Style). Except for claims (i) based on fraud, intentional misrepresentation, or willful concealment, (ii) arising from or relating to any breach of the Fundamental Representations, and (iii) arising from or relating to Taxes (including any breach of tax covenants or tax representations), the Sellers shall have no obligation to indemnify any Buyer Indemnitee under this Article VI unless and until the aggregate amount of Losses for which the Sellers would otherwise be liable exceeds the Basket, and then Sellers shall be liable for all such Losses from the first dollar (i.e., the Basket shall be a tipping basket). “Basket” means Twenty-Five Thousand Dollars ($25,000).

(c) Cap. Except for claims (i) based on fraud, intentional misrepresentation, or willful concealment, (ii) arising from or relating to any breach of the Fundamental Representations, and

(iii) arising from or relating to Taxes, the maximum aggregate liability of Sellers for indemnification under this Article VI shall not exceed the Cap. “Cap” means an amount equal to one hundred percent (100%) of the Purchase Price.

(d) No Limitations on Carve-Outs. For the avoidance of doubt, the Basket and Cap shall not apply to, and shall not limit, Sellers’ liability for (i) fraud, intentional misrepresentation, or willful concealment, (ii) breaches of the Fundamental Representations, or (iii) Taxes (including any tax liabilities, tax liens, and tax covenants), in each case to the fullest extent permitted by applicable Law.

(e) Special Matters. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in this Section 6.03 shall not limit Sellers’ indemnification obligations expressly set forth in (i) through (vii) of Section 6.01 (SMS APA breach/default, SMS Vehicle title failures, and SMS NC reinstatement failures).

6.04 Limited Obligation of Roberts. Notwithstanding anything to the contrary contained in this Agreement, Joshua Roberts is a party to this Agreement solely for purposes of effecting the SMS NC Stock Transfer and fulfilling the obligations expressly applicable to Roberts under this Agreement. Roberts shall have no liability or indemnification obligation under this Article VI or otherwise with respect to the representations, warranties, covenants, or agreements of Sellers or the Companies, except to the extent arising from (i) his failure to execute and deliver the Roberts Stock Transfer Documents as required herein, (ii) a breach of any representation or covenant expressly made by Roberts in this Agreement, or (iii) fraud or intentional misrepresentation by Roberts.

19

ARTICLE VII

TERMINATION

7.01 Termination. This Agreement may be terminated prior to Closing: (a) by mutual written agreement of the Parties; (b) by Buyer at any time during the Due Diligence Period in its sole discretion without penalty upon written notice to Sellers; (c) by either Party if the other Party materially breaches this Agreement and fails to cure such breach within five (5) days after written notice; or (d) by either Party if the Closing has not occurred on or prior to thirty (30) days from the Effective Date (the “Outside Date”), provided that the terminating Party is not in material breach; provided, that, the Outside Date may be extended by mutual written agreement of the Parties.

7.02 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect, except that provisions that by their nature should survive (including confidentiality, governing law, venue, and liability for willful breach) shall survive termination.

ARTICLE VIII

TAX MATTERS

8.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Companies: (i) make, change, or rescind any Tax election; (ii) materially amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Companies, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date, unless required under applicable Law.

(b) All applicable transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Buyer shall cooperate with respect thereto and remit to Seller its portion (if any) of such Transfer Taxes as necessary).

(c) Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of, or with respect to, the Companies or its assets for taxable periods that end on or before the Closing Date and that are required to be filed on or prior to the Closing Date (taking into account any extensions). All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Sellers shall be responsible for and pay all Taxes due and owing with respect to such Tax Returns or for which they are otherwise responsible to pay. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies after the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be subject to Sellers’ reasonable written consent prior to filing and shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

20

8.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

8.03 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article or in connection with any proceeding in respect of Taxes of the Companies, including providing copies of relevant Tax Returns filed by Buyer pursuant to this Agreement and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Companies for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

ARTICLE IX

NON-COMPETITION; NON-SOLICITATION

9.01 Non-Competition; Non-Solicitation; Protection of Goodwill.

(a) Acknowledgment; Consideration; Goodwill. Each Applicable Party acknowledges and agrees that: (i) Buyer is acquiring the goodwill of the Companies and the going-concern value of the Business; (ii) the covenants in this Article IX are ancillary to the sale of the Equity Interests and goodwill and are a material inducement to Buyer to enter into this Agreement and pay the Purchase Price; and (iii) a substantial portion of the Purchase Price constitutes consideration for the transfer of goodwill and for the agreements set forth in this Article IX.

(b) Definitions. For purposes of this Article IX:

(i) “Restricted Business” means the business of boat sales or boat brokerage conducted by the Companies as of the Closing Date.

(ii) “Territory” means New Hanover County, North Carolina and the contiguous counties of Brunswick, and Pender, North Carolina.

(iii) “Restricted Period” means the period commencing on the Closing Date and ending on the date that is twenty-four (24) months after the Closing Date.

(c) Non-Competition (Independent Covenants / Step-Down). During the Restricted Period, each Applicable Party shall not, directly or indirectly, within the Territory, engage in or assist others in engaging in the Restricted Business; provided that the following are independent and severable covenants, each intended to be enforceable to the fullest extent permitted by applicable Law, and ordered from greatest to least restriction: If Terminated, non-compete is waived.

21

(d) Non-Solicitation of Customers and Suppliers (Independent Covenants). During the Restricted Period, each Applicable Party shall not, directly or indirectly, (i) solicit for the purpose of providing a Restricted Business service, or divert, any customer or prospective customer of the Companies with whom the Companies had material business contact during the twelve (12) months prior to Closing, or (ii) intentionally interfere in any material respect with the business relationships between the Companies and their material suppliers or vendors; in each case within the Territory. The covenants in clauses (i) and (ii) are independent and severable.

(e) Non-Solicitation / Non-Hire of Employees (Independent Covenants). During the Restricted Period, each Applicable Party shall not, directly or indirectly, hire or solicit for employment any person who is an employee of the Companies as of the Closing Date or who was an employee of the Companies at any time during the twelve (12) months prior to the Closing Date; provided, however, that nothing in this Section 9.01(e) shall prohibit: (i) general solicitations not targeted specifically at such employees; (ii) hiring any employee terminated by the Companies; or (iii) hiring an employee more than one hundred eighty (180) days after such employee’s voluntary resignation.

(f) Passive Investment Exception. Notwithstanding the foregoing, an Applicable Party may own, solely as a passive investment, securities of any Person traded on a national securities exchange so long as such Applicable Party does not control such Person and does not beneficially own five percent (5%) or more of any class of voting securities of such Person.

(g) Injunctive Relief. Each Applicable Party acknowledges that a breach or threatened breach of this Article IX would cause irreparable harm for which monetary damages would be an inadequate remedy, and Buyer shall be entitled to seek temporary, preliminary, and permanent injunctive relief and specific performance, without the requirement to post bond, in addition to any other remedies available at law or in equity.

(h) Severability / Blue-Pencil Intent. The Parties intend that each covenant and each Tier set forth in Section 9.01(c) is a separate, independent covenant. If any covenant, geographic scope, activity restriction, or time period is determined to be invalid or unenforceable, such provision shall be severed to the minimum extent necessary so that the remaining covenants (and/or the next most limited Tier) may be enforced to the fullest extent permitted by law.

(i) Carve-Out. Notwithstanding anything to the contrary in this paragraph Article IX, none of the restrictive covenants in such Article shall apply to any Applicable Party who shall be terminated by the Buyer or any affiliate of Buyer, even if conducting a Restricted Business within the Restricted Area, within the Restricted Period.

9.02 Non-Disparagement. (a) During the Restricted Period, and thereafter for a period of five (5) years following the Closing Date, each Seller and each Applicable Party shall not (and shall cause their respective Affiliates and Representatives not to) make, publish, or communicate to any Person any statement that disparages or is reasonably likely to harm the reputation, goodwill, or business relationships of Buyer, the Companies, or the Business; provided, however, that this Section shall not prohibit truthful statements (i) required by law, legal process, or Governmental Order, or (ii) made in connection with enforcing rights or defending claims under this Agreement.

(b) Nothing in this Section 9.02 prohibits communications with counsel, accountants, or other professional advisors, or communications made in confidence to governmental authorities, in each case to the extent reasonably necessary.

22

ARTICLE X

MISCELLANEOUS

10.01 Governing Law; Venue; Arbitration. This Agreement and all claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to any principle or rule of conflicts of laws that would cause the application of the laws of any other jurisdiction.

Any dispute, claim, or controversy arising out of, in connection with, or relating to this Agreement (a “dispute”) shall be resolved exclusively by final and binding arbitration under the North Carolina Revised Uniform Arbitration Act (NCRUAA) The arbitration shall be conducted before a single arbitrator as mutually agreed by the parties, or, if the parties are unable to agree, appointed in accordance with the NCRUAA rules. The arbitrator shall have authority to award monetary damages and such other relief as may be available at law; provided, however, that the arbitrator shall have no authority to award injunctive relief, specific performance, or other equitable relief, all of which shall be reserved exclusively to the courts as set forth below.

Notwithstanding the foregoing, and without limiting the enforceability of Article IX, any Party may seek temporary, preliminary, or permanent injunctive relief, specific performance, or other equitable relief in any State court of competent jurisdiction or Federal Court located in New Hanover County, North Carolina, including for the enforcement of Article IX, if such Party reasonably determines that such relief is necessary to prevent irreparable harm or to preserve the status quo pending arbitration.

Each party hereby irrevocably consents to the jurisdiction of the state courts of the State of North Carolina and the United States District Court for the Eastern District of North Carolina (or any successor court), in each case located in New Hanover County, North Carolina, for purposes of enforcing this Section 10.01, enforcing any arbitration award, and seeking injunctive or equitable relief as permitted herein, and each party hereby waives any objection to venue or forum non conveniens with respect thereto.

10.02 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY in any action, proceeding, or counterclaim arising out of or relating to this Agreement, the transactions contemplated hereby, or any document executed in connection herewith, whether now existing or hereafter arising, and whether sounding in contract, tort, or otherwise. Each Party acknowledges and agrees that (a) this waiver is a material inducement for the Parties to enter into this Agreement, (b) it has knowingly and voluntarily waived its jury trial rights, and (c) it has had the opportunity to consult with counsel regarding this waiver.

10.03 Attorneys’ Fees. In the event of any action, suit, arbitration, or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby, or the breach, enforcement, or interpretation hereof, the substantially prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable attorneys’ fees and costs incurred in connection therewith, including fees and costs incurred at trial, on appeal, in bankruptcy proceedings, and in any post- judgment enforcement or collection efforts, in addition to any other relief to which such substantially prevailing Party may be entitled.

23

For purposes of this Section, “attorneys’ fees” includes paralegal fees, expert fees, court costs, and other litigation expenses recoverable under North Carolina law. If more than one Party is determined to be a substantially prevailing Party, the arbitration panel, or court (where applicable) shall allocate fees and costs in a manner it deems equitable. This Section shall apply to actions seeking legal or equitable relief, including specific performance and injunctive relief.

The Parties intend this Section to be enforceable under N.C. Gen. Stat. § 6-21.6 and any other applicable authority, and to the extent of any conflict, this Section shall be interpreted to comply with such statute.

10.04 Entire Agreement; Amendments; Counterparts. This Agreement (including all Schedules and Exhibits) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements. This Agreement may be amended only by a written instrument executed by Buyer and Sellers. This Agreement may be executed in counterparts, each of which shall be deemed an original, and signatures delivered electronically shall be effective.

10.05 Assignment. Buyer, on no less than seven (7) days’ notice to Sellers, may assign this Agreement to an affiliate without Sellers’ consent, provided that no such assignment shall relieve Buyer of its obligations hereunder.

10.06 Confidentiality. The Parties acknowledge that the confidentiality obligations in this Section 10.06 are a material part of the purchase of the Companies and their goodwill and are intended to protect the goodwill and legitimate business interests acquired by Buyer in the transactions contemplated by this Agreement. From and after the Closing, each Party shall, and shall cause its Affiliates and its and their respective managers, directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence all Confidential Information and shall not disclose, publish, or use any Confidential Information except as expressly permitted under this Section 10.06, except to the extent that the Party can show that such information: (a) is generally available to and known by the public through no fault of that Party, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired independently by the Party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If a Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, that Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, each Party shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, after execution of this Agreement, Buyer may issue a Press Release or other similar communication to the public generally describing the purchase and sale transaction set forth in this Agreement, after first providing a copy of such written communication to Sellers for their information provided that such communication or communications are accurate in their description of the transaction as set forth in this Agreement, and Buyer may also take such pre-closing and post-closing actions in terms of public type written communications where required or permitted under applicable securities laws, with reasonable prior notice to Sellers thereof.

24

Survival. The obligations under this Section 10.06 shall survive the Closing indefinitely with respect to trade secrets (as defined under applicable law) and for five (5) years following the Closing Date with respect to all other Confidential Information; and shall survive any termination of this Agreement pursuant to Article VII to the extent applicable.

10.07 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.08 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt or refusal); (b) when received or refused by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on receipt or refusal where sent by United States first class registered or certified mail, return receipt requested, and postage prepaid if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given on at least five (5) days’ notice) in accordance with this Section):

If to Sellers:

c/o Bellhart Marine Group, LLC

Attn: Dwayne Dehart

6821 Market Street

Wilmington, NC 28405

If to Buyer:

Brian S. John, CEO

1701 J.E.L. Wade Drive

Wilmington, NC 28401

Christopher M. Galeta, Esq., In-House Legal Counsel

1701 J.E.L. Wade Drive

Wilmington, NC 28401

10.09 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.10 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

10.11 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:

OFF THE HOOK YS, INC.,

a Nevada corporation

By:	/s/ Brian S. John
Brian S. John, CEO
Date:	3/26/2026

SELLERS:

By:	/s/ Everett D. Dehart
Everett D. Dehart, an individual
Date:	3/26/2026

By:	/s/ Brandi Dehart
Brandi Dehart, an individual
Date:	3/26/2026

By:	/s/ Robb C. Cass, Jr
Robb C. Cass, Jr, an individual
Date:	3/27/2026

COMPANIES

BELLHART MARINE SERVICES, LLC,

a North Carolina limited liability company

By:	/s/ Brandi Dehart_
Name:	Brandi Dehart
Title:	Authorized Signatory
Date:	3/26/2026

BELLHART MARINE GROUP, LLC,

a North Carolina limited liability company

By:	/s/ Brandi Dehart
Name:	Brandi Dehart
Title:	Authorized Signatory
Date:	3/26/2026

SPECIALIZED MECHANICAL SERVICES, LLC,

a South Carolina limited liability company

By:	/s/ Brandi Dehart
Name:	Brandi Dehart
Title:	Authorized Signatory
Date:	3/26/2026

ROBERTS (LIMITED PURPOSE PARTY):

JOSHUA ROBERTS, solely in his capacity as the holder of the SMS NC Shares and solely for purposes of effecting the SMS NC Stock Transfer and fulfilling the obligations expressly applicable to Roberts under this Agreement:

By:	/s/ Joshua Roberts
Joshua Roberts, solely in his capacity as holder of the SMS NC Shares and solely for the limited purposes set forth in the Agreement.
Date:	3/27/2026

26

SCHEDULES AND EXHIBITS

Schedule A – Ownership and Capitalization of the Companies

Schedule B – Liens Affecting Purchased Interests

Schedule C – Required Consents and Approvals Schedule D – Assumed Debt

Schedule E – Tax Liabilities; Lien Payoffs (Sellers’ Responsibility)

Schedule F – Inventory

Schedule G – Intellectual Property; Domains; Systems and Data

Schedule H – Material Contracts; Manufacturer/Brand Agreements Schedule I – Taxes

Schedule J – Litigation/Claims

Schedule K – Permitted Leakage/Related-Party Transactions Schedule L – Indemnification Procedures

Schedule M – Compliance with Laws; Permits; Violations Schedule N – List of Sellers

Schedule O – Included Assets Inventory

27